EXHIBIT 99.2
SECOND AMENDMENT TO CREDIT AGREEMENT
     THIS SECOND AMENDMENT TO CREDIT AGREEMENT dated as of August 1, 2006 (this “Amendment”), is entered into among WINTRUST FINANCIAL CORPORATION (the “Borrower”) and LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, “LaSalle”).
RECITALS
     A. The Borrower and the Bank entered into that certain Credit Agreement dated as of November 1, 2005, as amended by that certain First Amendment to Credit Agreement dated as of June 1, 2006 (the “Agreement”);
     B. The Borrower desires to extend the maturity date of the Term A Notes from September 1, 2006 to June 1, 2007 and the parties have agreed to modify the definition of “Interest Period”.
     C. The Borrower has requested an amendment to the Credit Agreement eliminating the provisions relating to an Administrative Agent in light of the fact that LaSalle is the only Lender under the Credit Agreement.
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which me hereby acknowledged, the parties hereto agree as follows:
     1. DEFINITIONS. All capitalized terms used herein without definition shall have the respective meanings set forth in the Agreement.
     2. AMENDMENTS TO THE AGREEMENT.
     2.1 Amendment to Section 3(b) of the Agreement. Section 3(b) of the Agreement is hereby amended as of the date hereof by deleting the date “September 1, 2006” and inserting the date “June 1, 2007”.
     2.2 Amendment to Section 3(d) of the Agreement. The fourth paragraph of Section 3(d) is hereby deleted in its entirety and in lieu thereof is inserted the following:
     For purposes of this Agreement, “LIBOR” shall mean the per annum rate of interest at which U.S. dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant “Interest Period” (hereinafter defined) are offered generally in the London Interbank Eurodollar market which are published by Bloomberg Financial Markets systems (or other comparable nominated vendor of the British Bankers Association LIBOR Rate) at approximately 11:30 a.m. (London time) one banking day prior to the commencement of each Interest Period, such rate to remain fixed for such Interest Period. “Interest Period” shall mean (a) with respect to subsection 3(d)(i) hereof, successive three month periods as selected from time to time by the Borrower by notice given to Lender not less than one banking day prior to the first day of each respective Interest Period; provided that: (x) each such three month period occurring after such initial period shall commence on the day on which the next preceding period expires; and (y) the final Interest Period shall be such that its expiration occurs on the stated maturity date hereof, and may be less than a three month period (although the interest rate charged thereunder will be based upon a three month Interest Period). Each such notice shall be effective upon receipt by Lender, shall be irrevocable, and shall specify the date, amount and type of interest rate. The Borrower hereby further promises to pay to the order of Lender, on demand, interest on the unpaid principal amount hereof after maturity (whether by acceleration or otherwise) at a rate of two per cent per annum in excess of the Prime Rate in effect at the time of maturity. In the absence of an election to the contrary, any LIBOR Loan shall be renewed at the conclusion of a given Interest Period for another Interest Period as a LIBOR Loan.
     2.2 Term A Notes. All references in the Loan Agreement to the form of the Term A Note in the form of Exhibit “1” to the Loan Agreement shall be deemed to be references to the form of the Term A Note in the form of Exhibit “A-1” attached hereto and made a part hereof.
     2.3 Elimination of Administrative Agent. Notwithstanding anything to the contrary contained in the Credit Agreement, the Credit Agreement is hereby revised to eliminate all references to the Administrative Agent and all references to Lenders in the plural. From and after the date hereof, LaSalle shall be the only Lender and the words “Administrative Agent” or “Lenders” shall mean LaSalle, in its individual capacity as Lender. All references to “Required Lenders” shall mean LaSalle.
     3. WARRANTIES. To induce the Lender to enter into this Amendment, the Borrower warrants that:
          3.1 Authorization. The Borrower is duly authorized to execute and deliver this Amendment and is and will continue to be duly authorized to borrow monies under the Agreement, as amended hereby, and to perform its obligations under the Agreement, as amended hereby.
          3.2 No. Conflicts. The execution and delivery of this Amendment and the performance by the Borrower of its obligations under the Agreement as amended hereby, do not and will not conflict with any provision of law or of the charter or by-laws of the Borrower or of any agreement binding upon the Borrower.
          3.3 Validity and Binding Effect. The Agreement, as amended hereby, is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.
          3.4 No Default. As of the date hereof, no Event of Default under Section 9 of the Agreement, as amended by this Amendment or event or condition which, with the giving of notice or the passage of time, shall constitute an Event of Default, has occurred or is continuing.
          3.5 Warranties. As of the date hereof, the representations and warranties in Section 5 of the Agreement are true and correct as though made on such date, except for such changes as are specifically permitted under the Agreement,
     4. CONDITIONS PRECEDENT. This Amendment shall become effective as of the date above first written after receipt by the Administrative Agent of the following documents:
     (a) This Amendment duly executed by the Borrower;
     (b) A $50,000,000 Term A Note duly executed by Borrower and made payable to LaSalle Bank National Association; and
     (c) Such other documents and instruments as the Bank reasonably requests.
     5. GENERAL.
          5.1 Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Illinois.
          5.2 Successors. This Amendment shall be binding upon the Borrower and the Lender and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Lender and the successors and assigns of the Lender. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Amendment or any of the other Loan Documents. The Borrower may not assign or transfer any of its rights or Obligations under this Amendment without the prior written consent of the Lender.
          5.3 Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement. Receipt of an executed signature page to this Amendment by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.
          5.3 Confirmation of the Agreement. Except as amended hereby, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.
(remainder of page left intentionally blank; signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

WINTRUST FINANCIAL CORPORATION

By:

Its:

727 North Bank Lane Lake Forest, Illinois 60645 Attention: Edward J. Wehmer
Facsimile:

TERM LOAN A: $50,000,000.00 PRO RATA SHARE: 100%	LASALLE BANK NATIONAL ASSOCIATION

By:

Its:

TERM LOAN B: $1,000,000.00 PRO RATA SHARE: 100%	135 South LaSalle Street Chicago, Illinois 60674 Attention: Jeffery J. Bowden Facsimile: (312) 904-6352

EXHIBIT A-1
Form of Term A Note
TERM A NOTE

$50,000,000	Dated as of July 27, 2006
     FOR VALUE RECEIVED, WINTRUST FINANCIAL CORPORATION, an Illinois corporation (the “Maker”) promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”) the lesser of the principal sum of FIFTY MILLION DOLLARS ($50,000,000), or the aggregate unpaid principal amount outstanding under the Credit Agreement dated as of November 1, 2005 (as amended from time to time, the “Credit Agreement”) between the Maker, as Borrower, and LaSalle Bank National Association, as Lender, at the maturity or maturities and in the amount or amounts as stated on the records of the Bank together with interest (computed on actual days elapsed on the basis of a 360 day year) on any and all principal amounts outstanding hereunder from time to time from the date hereof until maturity. Interest shall be payable at the rates of interest and the times set forth in the Credit Agreement. All unpaid principal, and accrued interest, if not paid sooner, shall be due and payable in full on June 1, 2007.
     This Note shall be available for direct advances.
     Principal and interest shall be paid to the Bank at its office at 135 South LaSalle Street, Chicago, Illinois 60603, or at such other place as the holder of this Note may designate in writing to the Maker. This Note may be prepaid in whole or in part as provided for in the Credit Agreement.
     This Note evidences indebtedness incurred under the Credit Agreement dated as of November 1, 2005, as amended from time to time, between the Maker, as Borrower, and LaSalle Bank National Association, to which reference is hereby made for a statement of the terms and conditions under which the due date of the Note or any payment thereon may be accelerated. The holder of this Note is entitled to all of the benefits provided for in the Credit Agreement.
     The Maker agrees that in action or proceeding instituted to collect or enforce collection of this Note, the amount on the Bank’s records shall be conclusive and binding evidence, absent demonstrable error, of the unpaid principal balance of this Note.

WINTRUST FINANCIAL CORPORATION

By:

Its: